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                                                                    EXHIBIT 4(b)

                            GENOME THERAPEUTICS CORP.

                             STOCK OPTION AGREEMENT

                             (Non-Statutory Option)

NON-STATUTORY STOCK OPTION granted by Genome Therapeutics Corp., a Massachusetts corporation (the "Company"), to Steven M. Rauscher an employee of the Company (the "Optionee").

            1. GRANT OF OPTION

This agreement evidences the grant by the Company to the Optionee of an option to purchase, on the terms provided herein, a total of 240,000 shares (the "Shares") of the Company's Common Stock, $.10 par value ("Common Stock"), at a price of $14.4375 per share. This option shall terminate as to all or any part of this option that has not been exercised by October 26, 2010 (the "Expiration Date"). This option is subject to earlier termination as provided in Sections 5, 6 and 10 below. Subject to the other terms hereof, 60,000 of the Shares subject to this option shall become exercisable on October 26 in each of 2001, 2002, 2003 and 2004; provided, that if any Shares shall have vested on or prior to such October 26 pursuant to the accelerated vesting provisions set forth in the next sentence, then the number of accelerated Shares, in aggregate, shall be offset against the aggregate number of shares scheduled to have vested under the time vesting provisions of this sentence. The vesting of the Shares may be accelerated in accordance with the following schedule: 45,000 of the Shares will vest if the average closing price of the Common Stock as reported on the NASDAQ National Market ("NASDAQ") (or such other principal securities exchange as the Common Stock may be traded) for a period of ten (10) out of twenty (20) consecutive trading days after the date of grant is $35.00 or higher; 45,000 of the Shares will vest if the average closing price of the Common Stock as reported on NASDAQ (or such other principal securities exchange as the Common Stock may be traded) for a period of ten (10) out of twenty (20) consecutive trading days after the date of grant is $45.00 or higher; 50,000 of the Shares will vest if the average closing price of the Common Stock as reported on NASDAQ (or such other principal securities exchange as the Common Stock may be traded) for a period of ten (10) out of twenty (20) consecutive trading days after the date of grant is $55.00 or higher; and 100,000 of the Shares will vest if the average closing price of the Common Stock as reported on NASDAQ (or such other principal securities exchange as the Common Stock may be traded) for a period of ten (10) out of twenty (20) consecutive trading days after the date of grant is $60.00 or higher.

            2. EXERCISE OF OPTION

Each election to exercise this option shall be in writing, signed by the Optionee or by his executor or administrator or the person or persons to whom this option is transferred by will or the applicable laws of descent and distribution (the "Legal Representative"), and received by the Company at its principal office in Waltham, Massachusetts, accompanied by this agreement and payment in full as provided in Section 3 below. In the event the option is exercised by such Legal Representative, the Company shall be under no obligation to deliver stock hereunder unless and until the Company is satisfied that the person or persons exercising the option is or are the duly appointed executor or administrator of the deceased Optionee or the person or persons to whom this option has been transferred by Optionee's will or by the applicable laws of descent and distribution.

            3. PAYMENT FOR STOCK

Shares shall be issued only upon receipt by the Company of full payment of the purchase price for the shares as to which the option is exercised. The purchase price is payable by the Optionee to the Company either (i) in cash or by certified check or cashier's check payable to the order of the Company; or (ii) through the delivery of shares of Common Stock (duly owned by the Optionee and as to which the Optionee has good title free and clear of any liens and encumbrances) having a fair market value (as determined by the Board of Directors of the Company) equal to the purchase price; or (iii) by a combination of cash and Common Stock as provided above. The Company will not



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be obligated to deliver any shares unless and until, in the opinion of the
Company's counsel, all applicable federal and state laws and regulations have been complied with, nor, in the event the outstanding common stock is at the time listed upon any stock exchange, unless and until the shares to be delivered have been listed or authorized to be added to the list upon official notice of legal matters in connection with the issuance and delivery of shares have been approved by the Company's counsel. Without limiting the generality of the foregoing, the Company may require from the Optionee such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933, as amended and may require that the Optionee agree that he will notify the Company when he makes any disposition of the shares whether by sale, gift or otherwise. The Company will use its best efforts to effect any such compliance or listing, and the Optionee will take any action reasonably requested by the Company in such connection. The Optionee will have the rights of a shareholder only as to shares actually acquired by him upon exercise of the option granted hereby.

            4. NON-TRANSFERABILITY OF OPTION

This option may not be transferred by the Optionee otherwise than by will or by the laws of descent and distribution; and during the Optionee's lifetime this option may be exercised only by him.

            5. TERMINATION OF SERVICE

If the Optionee ceases to be an employee of the Company for any reason other than his death or disability, he may thereafter exercise this option to the extent he was entitled to exercise it on the date when his service terminated, but only within three months after the date of such termination (unless a longer period is allowed by the Board of Directors of the Company). In no event, however, may the Optionee exercise this option at a time when it would not be exercisable had the Optionee's service as an employee continued. For purposes of this provision, the Optionee's service as an employee will not be considered terminated in the case of a bona fide leave of absence approved by the Board of Directors of the Company.

            6. DEATH OR DISABILITY

If the Optionee dies at a time when he is entitled to exercise all or any part of this option, then at any time or times within three years after his death (or such longer period as the Board of Directors of the Company may allow) such option may be exercised, as to all or any of the shares that the Optionee was entitled to purchase immediately prior to his death, by his executor or administrator or the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, and except as so exercised such option will expire at the end of such period. In addition, if the Optionee's employment with the Company is terminated due to disability at any time when he is entitled to exercise all or any part of this option, then at any time or times within three years after such date of termination this option may be exercised, as to all or any of the shares that the Optionee was entitled to purchase on such date of termination, by the Optionee or his legal representative. In no event, however, may this option be exercised after the termination of the option pursuant to any other provision of this Agreement.

            7. CHANGE OF CONTROL

In the event that within twenty-four (24) months following a Change of Control (as hereinafter defined): (i) the Optionee's employment is terminated by the surviving company for any reason other than Cause (as defined in the Optionee's Employment Agreement with the Company dated [_______], 2001 (the "Employment Agreement")); or (ii) the Optionee terminates his employment with the surviving company due to the fact that (a) the surviving company takes any action that results in a material diminution in Optionee's position, authority or duties as such position, authority or duties existed immediately prior to the Change of Control or (b) the surviving company takes any action that would require Optionee to have his principal place of work changed to any location outside a thirty-five mile radius of the City of Boston, then this option shall immediately vest in full upon such termination date and shall remain exercisable for a period of two years therefrom but not to exceed the Expiration Date.

For purposes of this Agreement, a "Change of Control " shall be deemed to have occurred if and when:



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      (iv)  the Company executes an agreement of acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be controlled by another corporation or other entity; PROVIDED, HOWEVER, for purposes of this clause (i) that (A) if such an agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change in Control shall not be deemed to have taken place unless and until such approval is secured and, (B) if immediately after such effective date the voting shareholders of such other corporation or entity shall be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a "Change in Control;" or

      (v) any "person" (as such term is used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of securities of the Company that represent 35% or more of the votes that could then be cast in an election for members of the Company's board of directors; or

      (vi) during any period of 24 consecutive months, commencing after the effective date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease to constitute at least a majority of the Company's board of directors, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds of (A) the directors then in office who were directors at the beginning of the 24-month period, or (B) the directors specified in clause (A) plus directors whose election has been so approved by directors specified in clause (A).

            8. ADMINISTRATION

The option granted by this agreement will be administered by the Board of Directors of the Company which will have the authority to interpret this agreement and to decide all questions and settle all controversies and disputes which may arise in connection therewith. All decisions, determinations and interpretations of the Board of Directors will be binding on all parties concerned. A majority of the members of the Board of Directors will constitute a quorum, and all determinations of the Board of Directors will be made by a majority of its members. Any determination of the Board of Directors under this agreement may be made without notice or meeting of the Board of Directors by a written instrument signed by a majority of the members of the Board of Directors.

            9. STOCK TO BE DELIVERED

Stock to be delivered upon exercise of this option will be common stock of the Company and may constitute an original issue of authorized but unissued stock or may consist of previously issued stock acquired by the Company as determined from time to time by the Board of Directors. The Board of Directors and the proper officers of the Company will take any appropriate action required for such delivery.

            10. CHANGES IN STOCK

In the event of a stock dividend, split-up or combination of shares, recapitalization or merger in which the Company is the surviving corporation, or other similar capital change, the number and kind of shares of stock or securities of the Company subject to the option granted hereby, the option price and other relevant provisions will be appropriately adjusted by the Board of Directors of the Company, whose determination will be binding on the Optionee.

In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets, this option shall thereupon terminate, provided that this option shall become exercisable immediately prior to consummation of such merger, consolidation or sale of assets unless, if there is a surviving or



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acquiring corporation, the Board of Directors has arranged, subject to consummation of the merger, consolidation or sale of assets, for the assumption of this option or the grant to the Optionee of a replacement award (in each case, on substantially the same terms as set forth in this agreement, including, without limitation, the provisions of Sections 6 and 7 hereof) by the surviving or acquiring corporation or an affiliate of that corporation.

            11. AMENDMENTS

The Board of Directors of the Company may at any time or times amend the option granted hereby for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that no such amendment will adversely affect the rights of the Optionee without his consent.

            12. GOVERNING LAW

This agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the Company has caused this agreement to be executed by its duly authorized officer, under its corporate seal. This option is granted at the Company's office, on the date stated below.

GENOME THERAPEUTICS CORP.


By: /s/ NORBERT RIEDEL
   -------------------------------------------
   Chairman of the Compensation Committee
   of the Board of Directors


Date: As of October 26, 2000

Accepted and Agreed:


/s/ STEVEN M. RAUSCHER
---------------------------
Steven M. Rauscher


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